AMENDED AND RESTATED REVOLVING NOTE



$30,000,000.00                     June 30, 1994
                                   Philadelphia, Pennsylvania



     FOR VALUE RECEIVED, SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation, and SAFEGUARD SCIENTIFICS (DELAWARE), INC., a Delaware corporation (collectively, the "Borrowers"), jointly and severally, promise to pay to the order of CONTINENTAL BANK (the "Bank") on March 31, 1997, the principal sum of THIRTY MILLION AND 00/100 DOLLARS ($30,000,000.00) (or such lesser amount as shall equal the aggregate principal amount of the Revolving Loan outstanding from time to time made by the Bank under the Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal amount of each such Loan, in like money and funds, at the rates per annum and on the dates hereinafter provided.

     This Note ("Note") is the Revolving Loan Note referred to in that
certain Amended and Restated Credit Agreement dated         , 1994
between the Borrowers and the Bank, (said Credit Agreement, as amended from time to time, being herein called the "Credit Agreement"). This
Note is entitled to certain security as further described in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall bear interest and shall be repaid as set forth in the Credit Agreement.

     The Borrowers may at their option prepay all or any part of the principal of this Note before maturity, subject to the terms provided in the Credit Agreement.

     This Note has been executed and delivered in Philadelphia, Pennsylvania, and shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed therein.

     Each Borrower irrevocably waives trial by jury in any action or proceeding in any court with respect to, in connection with, or arising out of, this Note, the Credit Agreement, or any other instrument or document delivered pursuant to the Credit Agreement, or the validity, protection, interpretation, or collection thereof.

     The parties hereto intend this Note to take effect as an instrument under seal.


                         SAFEGUARD SCIENTIFICS, INC.


                         BY:
                            ---------------------------------


                         ATTEST:
                                -----------------------------


                                        (Corporate Seal)


                         SAFEGUARD SCIENTIFICS (DELAWARE) INC.


                         BY:
                            ----------------------------------


                         ATTEST:
                                ------------------------------



                                        (Corporate Seal)